Exhibit 10.3

PONIARD PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2004 INCENTIVE COMPENSATION

PLAN

RESTRICTED STOCK UNIT AWARD NOTICE

Poniard Pharmaceuticals, Inc. (the “Company”) hereby grants to you (“Participant”) a Restricted Stock Unit Award (the “Award”).  The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”) and the Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Poniard Pharmaceuticals, Inc. Amended and Restated 2004 Incentive Compensation Plan (the “Plan”), which are incorporated into this Award Notice in their entirety.

Participant:	Gary A. Lyons

Grant Date:	July 11, 2009

Vesting Commencement Date:	July 11, 2009

Number of Restricted Stock Units Subject to Award (the “Units”):	170,000

Vesting Schedule:

50% of the Units will vest on each of the first two anniversaries of the Vesting Commencement Date (subject to your continuous service as set forth in the attached Award Agreement). Notwithstanding the foregoing, any outstanding, unvested Units will become fully vested upon a Corporate Partnering Transaction or a Corporate Transaction. The terms “Corporate Partnering Transaction” and “Corporate Transaction” are defined in Section 3 of the Award Agreement.

Additional Terms/Acknowledgement:  You acknowledge receipt of, and understand and agree to, this Award Notice, the Award Agreement and the Plan.  You further acknowledge that as of the Grant Date, this Award Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject.

PONIARD PHARMACEUTICALS, INC.		PARTICIPANT

By:	/s/Anna Lewak Wight	By:	/s/Gary A. Lyons
Name: Anna Lewak Wight		Name: Gary A. Lyons
Title: Vice President, Legal		Address: [Address Inserted]

Attachments:

1.  Restricted Stock Unit Award Agreement

2.  Plan Summary for the Plan

PONIARD PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2004 INCENTIVE COMPENSATION
PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement (this “Award Agreement”), Poniard Pharmaceuticals, Inc. (the “Company”) has granted you a Restricted Stock Unit Award (the “Award”) under its Amended and Restated 2004 Incentive Compensation Plan (the “Plan”) for the number of Restricted Stock Units indicated in your Award Notice.  Capitalized terms not explicitly defined in the Award Notice or in this Award Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the Award are as follows:

1.                                      Vesting

The Award will vest as set forth in the Award Notice (the “Vesting Schedule”).  One share of the Company’s Common Stock will be issuable for each Restricted Stock Unit that vests.  Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.”  Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.”  The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Units”).

As soon as practicable after Unvested Units become Vested Units, but in no event later than 45 days after vesting, the Company will settle the Vested Units by issuing to you one share of the Company’s Common Stock for each Vested Unit.

2.                                      Termination of Consulting Services

In the event that your consulting services with the Company pursuant to the consulting agreement between you and the Company effective April 1, 2009, as amended by Amendment One effective July 11, 2009 (the “Consulting Agreement”), terminate or are terminated for any reason, other than a termination by the Company for reasons other than Cause within one year after the Vesting Commencement Date, all Unvested Units as of the date of such termination will be forfeited by you automatically to the Company without payment of any consideration to you.  You will have no further rights, and the Company will have no further obligations to you, with respect to any such Unvested Units.

Notwithstanding the Vesting Schedule, if the Company terminates your consulting services pursuant to the Consulting Agreement for reasons other than Cause within one year after the Vesting Commencement Date, you automatically will become vested as of your termination date in 50% of the Unvested Units.

For purposes of this Award Agreement, “Cause” has the meaning set forth in the Plan and, in addition to that definition, means a material breach by you of the Consulting Agreement (including, but not limited to, failure or inability to provide the services required by the Consulting Agreement).  The Plan Administrator will notify you in writing of any termination of your consulting services for reasons of Cause; provided, however, that with respect to a material breach of the Consulting Agreement, you will have a least 20 days after the date of such notice to correct the breach, after which time your consulting services will be deemed terminated if you have not cured the breach by such date.  Any determinations by the Plan Administrator with respect to a termination of your consulting services for reasons of Cause will be conclusive and binding on you.

3.                                      Corporate Partnering Transaction and Corporate Transaction

3.1          In the event of a Corporate Partnering Transaction, all outstanding Unvested Units will become Vested Units upon consummation of such transaction.  For purposes of this Award Agreement, “Corporate Partnering Transaction” means a transaction in which the Company grants an unrelated third party the exclusive rights for the United States and Europe to sell, or co-promote with the Company, Picoplatin for all indications in exchange for payments to the Company consisting of upfront and milestone payments and royalties and/or profit sharing.  The Plan Administrator has the discretion to determine achievement of a Corporate Partnering Transaction and any such determination will be binding on you.

3.2          In the event of a Corporate Transaction (as defined in this Section 3.2), all outstanding Unvested Units will become Vested Units immediately prior to such Corporate Transaction.  For purposes of this Award Agreement, “Corporate Transaction” has the meaning set forth in the Plan, except that it does not include a transaction in which the holders of the outstanding voting securities of the Company immediately prior to the Corporate Transaction beneficially own at least 50% of the outstanding voting securities of the successor or surviving company (or its parent) immediately after the Corporate Transaction.

4.                                      Securities Law Compliance

4.1          You represent and warrant that you (a) have been furnished with a copy of the Plan and the prospectus for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

4.2          You hereby agree that you will in no event sell or distribute all or any part of the Company’s Common Stock that you may receive pursuant to settlement of the Units (the “Shares”) unless (a) there is an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.  You understand that the Company has no obligation to you to register the Shares with the Securities and Exchange Commission and has not represented to you that it will so register the Shares.

4.3          You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

4.4          You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Award Agreement or the breach by you of any terms or conditions of this Award Agreement.

5.                                      Transfer Restrictions

Units may not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

6.                                      No Rights as Shareholder

You will not have voting or other rights as a shareholder of the Company with respect to the Units.

7.                                      Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and any Shares received in settlement of the Units may be complicated.  These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company.  You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares.  Prior to executing the Award Notice, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

8.                                      Book Entry Registration of Shares

The Company will issue the Shares by registering the Shares in book entry form with the Company’s transfer agent in your name and the applicable restrictions will be noted in the records of the Company’s transfer agent and in the book entry system.

9.                                      Withholding

You are solely responsible for all taxes owed in connection with this Award (e.g., at vesting and/or upon receipt of the Shares), including any domestic or foreign tax withholding obligations required by law, whether national, federal, state or local, including FICA or any other tax obligation.

10.                               General Provisions

10.1        Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any notice required or permitted to be delivered hereunder will be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith.  You or the Company may change, by written notice to the other, the address previously specified for receiving notices.  Notices delivered to the Company should be addressed as follows:

Poniard Pharmaceuticals, Inc.

Attn:  Chief Financial Officer

7000 Shoreline Court, Suite 270

South San Francisco, California 94080

10.2        Assignment.  The Company may assign its rights under this Award Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company’s Board.

10.3        No Waiver.  No waiver of any provision of this Award Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

10.4        Undertaking.  You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Award Agreement.

10.5        Agreement Is Entire Contract.  This Award Agreement, the Award Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof and supersede all prior oral or written agreements on the subject.  This Award Agreement is made pursuant to the provisions of the Plan and will, except as otherwise set forth in this Award Agreement, be construed in conformity with the express terms and provisions of the Plan.

10.6        Successors and Assigns.  The provisions of this Award Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Award Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

10.7        No Employment or Service Contract.  Nothing in this Award Agreement will affect in any manner whatsoever the right or power of the Company, or Related Corporations, to terminate your employment or services on behalf of the Company, for any reason, with or without Cause.

10.8        Section 409A Compliance.  The Company makes no representations or warranties to you with respect to any tax, economic or legal consequences of the Award Notice or this Award Agreement or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Code, and no provision of the Award Notice or this Award Agreement will be interpreted or construed to transfer any liability for failure to comply with Section 409A of the Code from you or any other individual to the Company or any of its affiliates.  By executing Award Notice, you will be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences.  Notwithstanding any other provision in the Award Notice, this Award Agreement or the Plan to the contrary, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but will not be required, to unilaterally amend or modify the Award Notice or this Award Agreement so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representations that the Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Award.

10.9        Counterparts.  The Award Notice may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.